Exhibit 10.1

SEVERANCE RELEASE AND WAIVER

I. RECITALS

A. This AGREEMENT, which is effective on the EFFECTIVE DATE, is by and between Newmont International Services Limited and Richard T. O’Brien hereinafter “EMPLOYEE”).

B. In consideration of the promises contained in this AGREEMENT, NEWMONT and EMPLOYEE agree as follows:

II. DEFINITIONS

The following definitions shall be applicable for the purposes of only this AGREEMENT:

A. “AGREEMENT” means this Severance Release and Waiver.

B. “CLAIMS” means any debt, obligation, demand, application for attorneys’ fees and/or dispute resolution costs, cause of action, judgment, controversy or claim of any kind whatsoever between EMPLOYEE and NEWMONT, whether arising under common law or statute, including but not limited to claims for breach of contract (express or implied), quasi-contract, promissory estoppel, tort, fraud, misrepresentation, discrimination or any other legal theory; disputes relating to the employment relationship between the parties, termination thereof; any and all debts, obligations, claims, demands, compensation, or rights under the company’s employee benefit plans; claims under Title VII of the Civil Rights Act of 1964, as amended; claims under the Civil Rights Act of 1991; claims under the Family and Medical Leave Act of 1993; claims under the Age Discrimination in Employment Act of 1967, as amended; claims under 42 U.S.C. § 1981, § 1981a, § 1983, § 1985, or § 1988; claims under the Americans with Disabilities Act of 1990, as amended; claims under the Employee Retirement Income Security Act of 1974, as amended; claims under the Worker Adjustment and Retraining Notification Act; or any other applicable federal, state, or local statute or ordinance, excluding claims for workers’ compensation benefits and claims under the Fair Labor Standards Act of 1938, as amended.

C. “COMPANY INFORMATION” means any confidential legal, financial, marketing, business, technical, or other information, including specifically but not exclusively, information which EMPLOYEE prepared, caused to be prepared, or received in connection with EMPLOYEE’s employment with NEWMONT, such as management and business plans, business strategies, software, software evaluations, trade secrets, personnel information, marketing methods and techniques, and any of the above-recited information as it relates to NEWMONT. COMPANY INFORMATION does not include: (a) information or knowledge which may subsequently come into the public domain after the termination of EMPLOYEE’s employment other than by way of unauthorized disclosure by EMPLOYEE; or (b) information or knowledge which EMPLOYEE is required to disclose by order of a governmental agency or court after timely notice has been provided to NEWMONT of such order.

D. “EFFECTIVE DATE” means the first date upon which all of the following have occurred: (1) EMPLOYEE has executed this AGREEMENT; (2) the revocation period, if any, has expired without revocation by EMPLOYEE; (3) the executed agreement has been timely returned to Lori Ann Kocon, Employee Relations, Human Resources, Newmont, 6363 South Fiddlers Green Circle, Suite 800, Greenwood Village, CO 80111; and (4) any CLAIMS by EMPLOYEE have been withdrawn and dismissed with prejudice.

E. “EMPLOYEE” means Richard T. O’Brien.

F. “NEWMONT” means Newmont International Services Limited and any predecessor or current or former subsidiary, parent, affiliated company, or successor of any of them, or benefit plan maintained or participated in by any of them , and the current and former directors, officers, employees, shareholders and agents of any or all of them, unless otherwise specifically stated in this AGREEMENT.

G. “NEWMONT PROPERTY” shall include, but not be limited to, keys, access cards, files, memoranda, reports, software, credit cards, computer disks, instructional and management manuals, books, and computer equipment of NEWMONT.

III. COVENANTS

A. Separation from Employment. EMPLOYEE shall be separated from employment with NEWMONT without cause, effective March 1, 2013 (“DATE OF SEPARATION”).

B. Severance Benefits to EMPLOYEE. Contingent upon execution of this AGREEMENT without revocation, NEWMONT will provide to EMPLOYEE a payment, less all applicable local, state, and federal withholding taxes, and benefits pursuant to the provisions of the Executive Severance Plan of Newmont. This amount shall be paid sixty (60) days after the DATE OF SEPARATION.

C. No Other Payments. Payment of all sums set forth in this AGREEMENT shall discharge all obligations of NEWMONT to EMPLOYEE, and EMPLOYEE waives all rights to other compensation and benefits including specifically, but not exclusively, salaries, bonuses, benefits of whatsoever kind and description, and allowances for perquisites, but excluding : 1) all vested rights pursuant to any applicable pension or retirement savings plan of NEWMONT, and; 2) any rights regarding stock options, unvested restricted units or restricted stock granted prior to the EFFECTIVE DATE of this AGREEMENT as provided by the severance clause of the applicable award agreement or plan document if there is no award agreement.

D. Return and Protection of COMPANY INFORMATION. EMPLOYEE will not use or disclose COMPANY INFORMATION at any time subsequent to the EFFECTIVE DATE of this AGREEMENT. EMPLOYEE will either, by the DATE OF SEPARATION, return to NEWMONT, or destroy, all NEWMONT PROPERTY and all documents and other material containing COMPANY INFORMATION in EMPLOYEE’S possession. EMPLOYEE will not retain copies or excerpts of COMPANY INFORMATION. EMPLOYEE will not disclose COMPANY INFORMATION at any time prior to the EFFECTIVE DATE of this AGREEMENT, except as required in the course of EMPLOYEE’s employment with NEWMONT. EMPLOYEE acknowledges that this paragraph is a material term of this AGREEMENT. Accordingly, in the event of a breach of this paragraph by EMPLOYEE, in addition to any other remedy available to NEWMONT, NEWMONT may cease any remaining payments otherwise due EMPLOYEE under this AGREEMENT and will be entitled to injunctive relief and damages against EMPLOYEE.

E. Release of Claims By EMPLOYEE. As a material inducement to NEWMONT to enter into this AGREEMENT, EMPLOYEE, as a free and voluntary act, hereby forever releases and discharges NEWMONT from, and covenants not to sue NEWMONT for, CLAIMS which EMPLOYEE might have or assert against NEWMONT (1) by reason of EMPLOYEE’S employment and/or termination of employment by NEWMONT and all circumstances related thereto; or (2) by reason of any other matter, cause or thing whatsoever which may have occurred between EMPLOYEE and NEWMONT prior to the EFFECTIVE DATE of this AGREEMENT, excluding claims regarding EMPLOYEE’s: 1) vested rights pursuant to any applicable pension or retirement savings plan of NEWMONT, and; 2) any rights regarding stock options, unvested restricted units or restricted stock granted prior to the EFFECTIVE DATE of this AGREEMENT as provided by the severance clause of the applicable award agreement or plan document if there is no award agreement. With respect to any charges of discrimination filed with any federal, state or local agency, pending or otherwise, arising from or related to EMPLOYEE’S employment or termination of employment with NEWMONT, EMPLOYEE acknowledges that EMPLOYEE knowingly and voluntarily waives his or her right to seek individual relief on his or her own behalf.

F. Tax Liability. EMPLOYEE and NEWMONT agree that, in the event any taxing authority determines that amounts paid pursuant to this agreement are taxable beyond any amount withheld by NEWMONT, EMPLOYEE is solely responsible for the payment of all such taxes and penalties assessed against EMPLOYEE, except for legally mandated employer contributions and interest or penalties thereon, and that NEWMONT has no duty to defend EMPLOYEE against any such tax claim, penalty or assessment. EMPLOYEE agrees to cooperate in the defense of any such claim brought against NEWMONT. NEWMONT agrees to cooperate in the defense of any such claim brought against EMPLOYEE.

G. Non-disparagement. As a free and voluntary act, EMPLOYEE agrees that he or she will make no written or oral statements that directly or indirectly disparage NEWMONT in any manner whatsoever. It will not be a violation of this paragraph for EMPLOYEE to make truthful statements, under oath, as required by law or formal legal process.

H. Confidentiality. EMPLOYEE agrees that except as otherwise specifically provided in this AGREEMENT, EMPLOYEE will not disclose (in whole or in part) any of the terms or provisions of this AGREEMENT, or characterize any of the terms or provisions of this AGREEMENT, to any other person or entity. It shall not be a breach of this AGREEMENT for EMPLOYEE to disclose the terms and provisions of this AGREEMENT to his or her spouse, attorneys, accountants, tax advisors, or as compelled by law.

I. Affirmation of FLSA Compliance. EMPLOYEE affirms that NEWMONT has not violated EMPLOYEE’S rights under the Fair Labor Standards Act of 1938, as amended.

J. Nonsolicitation of Employees. EMPLOYEE agrees that EMPLOYEE will not for a period of one (1) year immediately following the date of separation of employment from NEWMONT, for any reason, either on EMPLOYEE’s own account or in conjunction with or on behalf of any other person or entity whatsoever, directly or indirectly, solicit, or entice away any person who, at any time during the three (3) months immediately preceding the date of separation of employment from NEWMONT, is a managerial level employee of NEWMONT (including, but not limited to, any executive, director-level employee, manager, or any equivalent or successor term for any such employee.)

IV. ADDITIONAL PROVISIONS

A. EMPLOYEE Cooperation. As a free and voluntary act, EMPLOYEE agrees after EMPLOYEE’s separation to cooperate at NEWMONT’S expense with any investigations or lawsuits involving NEWMONT on matters where EMPLOYEE had specific knowledge or responsibility. EMPLOYEE will be reimbursed at a rate equal to his or her final base salary computed on an hourly basis. EMPLOYEE shall make himself or herself available at NEWMONT’S expense for any litigation, including specifically, but not exclusively, preparation for depositions and trial. EMPLOYEE will not receive reimbursement for time spent testifying in depositions or trial. EMPLOYEE agrees not to assist or provide information in any litigation against NEWMONT, except as required under law or formal legal process after timely notice is provided to NEWMONT to allow NEWMONT to take legal action with respect to the request for information or assistance. Nothing in this AGREEMENT shall restrict or preclude EMPLOYEE from, or otherwise influence EMPLOYEE in, testifying fully and truthfully in legal or administrative proceedings against NEWMONT, as required by law or formal legal process.

B. Severability. In case any one or more of the provisions of this AGREEMENT shall be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired. Further, any provision found to be invalid, illegal or unenforceable shall be deemed, without further action on the part of the parties hereto, to be modified, amended and/or limited to the minimum extent necessary to render such clauses and/or provisions valid and enforceable.

C. Entire Agreement. This AGREEMENT supersedes all prior written and verbal promises and agreements between the parties. This AGREEMENT constitutes the entire agreement between the parties and may be amended, modified or superseded only by a written agreement signed by both parties. No oral statements by any employee of NEWMONT shall modify or otherwise affect the terms and provisions of this AGREEMENT.

D. Governing Law. This AGREEMENT shall be construed in accordance with the laws of the State of Colorado.

E. No Admission of Liability. NEWMONT denies that it has taken any improper action against EMPLOYEE in violation of any federal, state, or local law or common law principle. The parties agree that this AGREEMENT shall not be admissible in any proceeding as evidence of any improper conduct by NEWMONT.

F. Free and Voluntary Act. This release means, in part, that EMPLOYEE gives up all rights to damages and/or money based upon any claims against NEWMONT of age discrimination that arise through the date this AGREEMENT is signed. EMPLOYEE acknowledges that EMPLOYEE has been given at least forty-five (45) days to consider this AGREEMENT and that EMPLOYEE has been advised to consult with an attorney prior to signing this AGREEMENT. EMPLOYEE may waive the balance of the forty-five (45) day consideration period by signing this AGREEMENT sooner. EMPLOYEE further acknowledges that by law EMPLOYEE has the right to revoke (that is, cancel) this AGREEMENT within seven (7) calendar days of signing it. To be effective, EMPLOYEE’S revocation must be in writing and tendered to Lori Kocon, Employee Relations, Human Resources, Newmont, 6363 South Fiddlers Green Circle, Suite 800, Greenwood Village, CO 80111, either by mail or by hand delivery within the seven (7) day period. If by mail, the revocation must be: 1) postmarked within the seven (7) day period; 2) properly addressed; and 3) sent by Certified Mail, Return Receipt Requested. In the event that EMPLOYEE exercises this right to revoke, EMPLOYEE agrees to return to NEWMONT any and all sums paid to EMPLOYEE in consideration of the AGREEMENT.

G. No Other Representations. EMPLOYEE acknowledges that no promises or representations have been made to induce EMPLOYEE to sign this AGREEMENT other than as expressly set forth herein and that EMPLOYEE has signed this AGREEMENT as a free and voluntary act.

THIS IS A RELEASE – BY SIGNING, YOU ARE ACKNOWLEDGING THAT YOU HAVE READ, UNDERSTAND, AND AGREE TO THE TERMS SET FORTH ABOVE. BEFORE SIGNING YOU SHOULD READ CAREFULLY AND CONSULT WITH AN ATTORNEY

NEWMONT		EMPLOYEE

By:	/s/ David Kristoff	/s/ Richard T. O’Brien
Title:	VP, Total Rewards and HR Systems
Date:	March 1, 2013	Date:	March 1, 2013